Exhibit (e)(2)

FIRST AMENDMENT TO

LIBERTY STREET FUNDS DISTRIBUTION AGREEMENT

This first amendment (the “Amendment”) to the novated Distribution Agreement (the “Distribution Agreement”) dated as of September 30, 2021, by and among Investment Managers Series Trust (the “Client”), Liberty Street Advisors, Inc. (the “Adviser”), and Foreside Fund Services, LLC (the “Distributor”) is effective as of April 1, 2024 (the “Effective Date”).

WHEREAS, the Client, Adviser and Distributor (“the Parties”) desire to amend Exhibit A to the Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Section 17 of the Agreement, all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.       Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.      Except as expressly amended hereby, all the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.      This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

LIBERTY STREET ADVISORS, INC.	FORESIDE FUND SERVICES, LLC

By:
Name:		Name/title
Title:

INVESTMENT MANAGERS SERIES TRUST

By:
Name/title

EXHIBIT A

April 1, 2024

Bramshill Multi-Strategy Income Fund Robinson Opportunistic Income Fund Robinson Tax Advantaged Income Fund West Loop Realty Fund Gramercy Emerging Markets Debt Fund